Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics’ Distributor Signs New Four-year Deal to Sell

$10 Million of LuViva® Advanced Cervical Scans to Turkish Ministry

of Health

Contract for 450 devices and 450,000 disposables extends terms through 2018

ISTANBUL (July 28, 2015) -- Guided Therapeutics, Inc. (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, announced today that its Turkish distributor, ITEM Medical Technologies, has been awarded a new, four-year contract to supply LuViva® Advanced Cervical Scans and single-use, disposable Screening Cervical Guides to the Turkish Ministry of Health (MOH). The contract will generate more than $10 million for Guided Therapeutics.

The contract calls for 450 LuVivas and 450,000 single use Cervical Guides to be supplied by Guided Therapeutics over three and a half years beginning in the third quarter of 2015 and running through 2018. The delivery schedule calls for 50 LuVivas and 50,000 disposables in the remainder of calendar year 2015 and 200 LuVivas and 200,000 disposables in calendar year 2016 with the remaining 200 LuVivas and 200,000 Cervical Guides evenly distributed over the last two years of the contract.

The MOH had previously indicated an order of 100 instruments and 100,000 Cervical Guides (see June 10, 2015 press release ) over the next 12 months, but has now increased the order size to 150 instruments and 150,000 Cervical Guides. The new contract, which projects orders through the end of 2018, consolidates the previous MOH orders and provides the new delivery schedule through ITEM and its partner.

“This contract is a validation of LuViva’s promise to meet the healthcare needs of women by providing the first point-of-care test to cervical cancer screening,” said Gene Cartwright, CEO of Guided Therapeutics. “We believe that there are additional opportunities to further expand the use of LuViva in Turkey and with governmental screening programs in Africa, Asia and Latin America.”

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings.

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